Exhibit 99.1

   PPT VISION ANNOUNCES REVERSE STOCK SPLIT AND CONVERSION TO BOOK-ENTRY SHARE
                                  REGISTRATION

     MINNEAPOLIS, March 10 /PRNewswire-FirstCall/ -- PPT VISION, Inc. (Nasdaq:
PPTV) today announced that its Board of Directors approved a one-for-four (1:4) reverse split of its common stock effective as of the close of business on March 31, 2005. Shareholders will receive one new share of PPT VISION common stock for every four shares held as of the close of business on March 31, 2005. After the reverse split, the Company will have approximately 2,996,590 shares of its common stock outstanding. Effective April 1, 2005, for a period of twenty trading days, the Company's stock symbol will be appended with a "D" (PPTVD) in order to inform the trading community of the reverse split.

     The Company will not issue any fractional shares of its new common stock as a result of the reverse split. Instead, shareholders who would otherwise be entitled to receive a fractional share of new common stock will be issued a full share of new common stock. To provide shareholders with better record keeping, the post-reverse split shares will be issued in "book-entry" form, without stock certificates. The new shares will be registered in the name of the holder on the books of PPT VISION maintained by the Company's transfer agent, Wells Fargo Shareowner Services. PPT VISION shareholders will receive instructions from Wells Fargo Shareowner Services via mail about the reverse stock split and the transition to book-entry share registration.

     The primary reason the Company is implementing the reverse stock split is to enable the Company to regain compliance with the minimum bid price requirement of the Nasdaq SmallCap Market. The Company has until May 2, 2005 to demonstrate compliance with the minimum bid price requirement by a closing bid price of at least $1.00 for ten consecutive trading days. Another reason is to bring the number of shares outstanding into a more appropriate alignment with the current size of the Company, thus making future EPS calculations more meaningful. President of PPT VISION, Joseph C. Christenson, noted, "We believe that a reduced number of shares outstanding and a higher share price is in the best long-term interests of our shareholders as it enables the Company to continue its listing on the Nasdaq SmallCap Market. In addition, we feel that the resulting number of shares outstanding is a better fit relative to the current size of the Company. Further, it's an important part of our efforts to provide our shareholders with better liquidity and to garner increased visibility with current and potential investors, as we continue to execute our business strategy to realize stronger growth and profitability."

     The Company is also implementing the change to book entry registration at the same time for several reasons. Book-entry shares will provide PPT VISION shareholders with a more convenient, safe and cost effective means of share ownership. Shares held in book-entry form cannot be lost, stolen or misplaced, eliminating the cost related to safekeeping or replacing stock certificates. Further, shareholders will be able to request electronic movement of book-entry shares between accounts at Wells Fargo Shareowner Services and shareholder accounts at their broker-dealers.

     About PPT VISION
     PPT VISION, Inc. ("the Company") designs, manufactures, and markets camera-based intelligent systems for automated inspection in manufacturing applications. The Company's products, commercially known as machine vision systems, enable manufacturers to realize significant economic paybacks by increasing the quality of manufactured parts and improving the productivity of manufacturing processes. The Company's machine vision product line is sold on a global basis to end-users, system integrators, distributors and original equipment manufacturers (OEM's) primarily in the electronic and semiconductor component, automotive, medical device, and packaged goods industries. The Company's Common Stock trades on the Nasdaq Small Cap Market tier of The Nasdaq Stock Market under the symbol PPTV. For more information, please see the PPT VISION, Inc. web site at http://www.pptvision.com .

     Forward-Looking Statements
     The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, beliefs, intentions and strategies regarding the future. Forward-looking statements include, without limitation, statements regarding the extent and timing of future revenues and expenses and customer demand. All forward-looking statements included in this document are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward- looking statements. The Company's actual results are subject to risks and uncertainties and could differ materially from those discussed in the forward- looking statements. These statements are based upon the Company's expectations regarding a number of factors, including those contained in the Company's Form 10-KSB for the year ended October 31, 2004 and other reports filed with the Securities and Exchange Commission.

SOURCE  PPT VISION, Inc.
    -0-                             03/10/2005
    /CONTACT: Timothy C. Clayton, Chief Financial Officer of PPT VISION, Inc., +1-952-996-9500, Facsimile +1-952-996-9501, ir@pptvision.com /
    /Web site:  http://www.pptvision.com /